EXHIBIT 99.1

PRESS RELEASE

ESCALADE REPORTS PROFIT FOR SECOND QUARTER 2009

Evansville, IN (August 6, 2009) Escalade, Incorporated (NASDAQ: ESCA) announced that net income for the second quarter of 2009 increased to $366 thousand or $0.03 per share compared to a net loss of $(704) thousand or $(0.06) loss per share for the same quarter last year. Net sales for the second quarter and first half of fiscal 2009 declined 22.2% and 19.2%, respectively, compared to same periods last year. For the first half of 2009, the Company has improved gross margins by 330 basis points and reduced selling, administrative and general expenses by 22%, mainly due to facility consolidation in the Sporting Goods segment and Company-wide cost cutting measures implemented last year, resulting in improved Company profitability.

Sporting Goods net sales declined 19.8% and 16.6% in the second quarter and first half of fiscal 2009 respectively, compared to the same periods last year. Based on the first half year results and product placement information, the Company expects Sporting Goods sales to be approximately 20% lower in 2009 compared to 2008. The Company is continuing to identify and implement cost saving initiatives and product design enhancements to expand market share and improve Company profits.

Compared to last year, Office Products sales declined 26.3% and 23.4% for the second quarter and first half of fiscal 2009, respectively. Sales declined 21.8% in the United States and 24.8% in Europe for the first half of 2009. The Company expects sales declines for the remainder of 2009 to be relatively unchanged from the decline experienced in the first half of fiscal 2009.

“Although we continue to experience challenging conditions in the retail market, we are pleased to deliver improved earnings and cash flow during the second quarter,” said Robert J. Keller, President and Chief Executive Office of Escalade, Inc. “Our aggressive cost savings initiatives, including facility consolidation and operational streamlining, have resulted in improved gross margins and lower SG&A expenses. Our focus on working capital management has generated significant improvements in cash flow through the first half of 2009. In addition to streamlining our operation and reducing inventory levels, we are diligently focused on building our core brands through strategic marketing investments, innovative new products, and increased product distribution.”

Escalade is a leading manufacturer and marketer of sporting goods and office/graphic arts products sold worldwide. To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Deborah J. Meinert, Vice President and CFO at 812/467-4449.

FORWARD LOOKING STATEMENTS

This report contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties. These risks include, but are not limited to, the impact of competitive products and pricing, product demand and market acceptance, Escalade’s ability to successfully integrate the operations of acquired assets and businesses, new product development, the continuation and development of key customer and supplier relationships, Escalade’s ability to control costs, general economic conditions, fluctuation in operating results, changes in the securities market, Escalade’s ability to obtain financing and to maintain compliance with the terms of such financing, and other risks detailed from time to time in Escalade’s filings with the Securities and Exchange Commission. Escalade’s future financial performance could differ materially from the expectations of management contained herein. Escalade undertakes no obligation to release revisions to these forward-looking statements after the date of this report.

ESCALADE, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited, In Thousands Except Per Share Amounts)

	Three Months Ended		Six Months Ended		Twelve Months Ended

	11 July 2009	12 July 2008	11 July 2009	12 July 2008	11 July 2009	12 July 2008

NET SALES	$35,641	$45,796	$60,599	$74,962	$134,323	$176,541

OPERATING EXPENSES
Cost of goods sold	24,579	33,275	41,675	54,018	99,795	129,496
Selling and administrative	8,748	12,578	16,771	21,620	35,034	39,069
Long-lived asset impairment	—	—	—	—	2,623
Amortization	940	732	1,407	1,169	2,174	2,380

OPERATING INCOME (LOSS)	1,374	(789)	746	(1,845)	(5,303)	5,596

OTHER INCOME (EXPENSE)
Interest expense	(658)	(660)	(900)	(1,147)	(1,778)	(2,515)
Other income (expense)	47	43	231	205	(235)	3,342

INCOME (LOSS) BEFORE INCOME TAXES	763	(1,406)	77	(2,787)	(7,316)	6,423

PROVISION FOR INCOME TAXES	397	702	150	1,235	(1,299)	(2,252)

NET INCOME (LOSS)	$366	$(704)	$(73)	$(1,552)	$(6,017)	$4,171

PER SHARE DATA
Basic earnings (loss) per share	$0.03	$(0.06)	$(0.01)	$(0.12)	$(0.48)	$0.33

Diluted earnings (loss) per share	$0.03	$(0.06)	$(0.01)	$(0.12)	$(0.46)	$0.33

Average shares outstanding	12,624	12,635	12,620	12,656	12,618	12,713

CONSOLIDATED CONDENSED BALANCE SHEET

(Unaudited, In Thousands)

	11 July 2009	12 July 2008	27 December 2008

ASSETS
Current assets	$65,591	$83,237	$72,576
Property, Plant & Equipment – net	19,488	23,719	20,209
Other assets	28,764	33,846	29,105
Goodwill	25,750	26,772	25,811

Total	$139,593	$167,574	$147,701

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$57,954	$75,228	$67,734
Other liabilities	1,236	4,572	1,177
Stockholders’ equity	80,403	87,774	78,790

Total	$139,593	$167,574	$147,701